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                                                                    EXHIBIT 12.1

              MSX INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

                                                                                     FISCAL YEAR ENDED
                                                    ------------------------------------------------------------------------------
                                                      JANUARY 2,      DECEMBER 31,      DECEMBER 30,    DECEMBER 29,    DECEMBER 28,
                                                        2000              2000             2001            2002           2003
                                                    -------------     ------------      -----------     ------------    ----------
Earnings (loss) before income taxes and
  fixed charges:
  Income (loss) from continuing operations
    before income taxes                             $      17,189     $     26,997      $     4,158      $   (25,342)   $  (44,492)

  Add interest on indebtedness, net                        20,446           29,040           26,665           24,194        23,234
  Add amortization of debt expense                            695            1,079            1,216            1,737         6,574
  Add estimated interest factor
    for rentals                                             6,100            7,529            8,041            8,559        12,421
                                                    -------------     ------------      -----------     ------------    ----------
Earnings (loss) before income taxes and
  fixed charges                                     $      44,430     $     64,645      $    40,080     $      9,148    $   (2,263)
                                                    -------------     ------------      -----------     ------------    ----------
Fixed charges:

  Interest on indebtedness                          $      20,446     $     29,040      $    26,665     $     24,194    $   23,234
  Amortization of debt expense                                695            1,079            1,216            1,737         6,574
  Estimated interest factor for rentals                     6,100            7,529            8,041            8,559        12,421
                                                    -------------     ------------      -----------     ------------    ----------
                                                    $      27,241     $     37,648      $    35,922     $     34,490    $   42,229
                                                    -------------     ------------      -----------     ------------    ----------
Ratio of earnings to fixed charges                            1.6              1.7      $       1.1               (a)           (a)

(a) Earnings were insufficient to cover fixed charges by $25.3 million and $44.5 million for the fiscal years ended December 29, 2002 and December 28, 2003, respectively.